Exhibit 99.1

Vapotherm Reports Fourth Quarter and Fiscal Year 2020 Financial Results

2020 Revenue of $125.7 Million Reflects 161.4% Increase Over Prior Year

Results in Line with Preliminary Revenue of $125.4 Million

Worldwide Installed Base of Precision Flow Hi-VNI® Systems Grew by 72.8% in 2020

EXETER, New Hampshire, February 24, 2021 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Vapotherm high velocity therapy® products, which are used to treat Patients of all ages suffering from respiratory distress, today announced fourth quarter and fiscal year 2020 financial results.

Fourth Quarter 2020 Summary

•	Net revenue for the fourth quarter of 2020 was $40.9 million, representing a 214.4% increase over the prior year period
•	Gross margin was 50.6% in comparison to gross margin of 45.1% in the fourth quarter of 2019

Fiscal Year 2020 Summary

•	Net revenue for 2020 was $125.7 million, 161.4% growth over 2019
•	Disposable revenue in 2020 was $56.7 million, 61.8% growth over 2019
•	Gross margin was 50.1% in comparison to gross margin of 44.3% in 2019
•	Worldwide installed base of Precision Flow Hi-VNI systems grew by 72.8% in 2020

“We are pleased with our progress in 2020, which has positioned us well for continued long-term growth beyond the COVID pandemic.  During 2020, we saw increased worldwide awareness of High Velocity Therapy, significant growth in the number of new ED Gold and Silver accounts in the U.S., and 72.8% growth in our worldwide installed base of Precision Flow systems,” said Joe Army, President and CEO of Vapotherm. “In 2021, we will focus on educating our Customers on how to use High Velocity Therapy for Patients experiencing Type II respiratory distress, increasing our worldwide installed base, and launching new products worldwide.”

Results for the Three Months Ended December 31, 2020

The following table reflects the Company’s net revenue for the three months ended December 31, 2020 and 2019:

	Three Months Ended December 31,
	2020		2019		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$21,582	52.8%	$2,920	22.4%	$18,662	639.1%
Disposable	18,074	44.2%	9,679	74.4%	8,395	86.7%
Service and Other	1,251	3.0%	411	3.2%	840	204.4%
Total net revenue	$40,907	100.0%	$13,010	100.0%	$27,897	214.4%

Exhibit 99.1

Net revenue for the fourth quarter of 2020 was $40.9 million as compared to $13.0 million for the fourth quarter of 2019, a 214.4% increase over the fourth quarter of 2019. Total capital equipment revenue, including product and lease revenue, increased by $18.7 million or 639.1% over the fourth quarter of 2019. This increase was due to increased sales of our Precision Flow units as a result of demand related to the COVID-19 pandemic and increased average selling prices in the United States. Total disposable revenue increased 86.7% over the fourth quarter of 2019, primarily driven by an increase in the worldwide installed base of Precision Flow units and increased utilization to treat the respiratory distress experienced by many COVID-19 patients and higher average selling prices in the United States.

Revenue information by geography is summarized as follows:

	Three Months Ended December 31,
	2020		2019		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$33,612	82.2%	$9,821	75.5%	$23,791	242.2%
International	7,295	17.8%	3,189	24.5%	4,106	128.8%
Total net revenue	$40,907	100.0%	$13,010	100.0%	$27,897	214.4%

Worldwide revenue growth in the fourth quarter of 2020 was driven by an increase in the number of Precision Flow units sold over the prior year period and to a lesser extent an increase in single-use disposable sales due to higher installed bases of Precision Flow units worldwide.

Gross profit for the fourth quarter of 2020 was $20.7 million, an increase of $14.8 million over the fourth quarter of 2019. Gross margin was 50.6% in the fourth quarter of 2020 compared to 45.1% in the fourth quarter of 2019. Gross margin was positively impacted by improved overhead absorption due to higher production volumes and a higher mix of U.S. revenue.

Operating expenses were $33.0 million in the fourth quarter of 2020, an increase of $14.4 million as compared to $18.6 million in the same period last year. The increase in operating expenses was primarily due to higher sales and marketing expenses as a result of an increase in sales commissions, and increased sales and marketing headcount, and to a lesser extent increased general and administrative expenses as well as research and development expenses.

Net loss for the fourth quarter of 2020 was $17.2 million, or $0.67 per share, compared to net loss of $12.5 million, or $0.60 per share, in the fourth quarter of 2019. Net loss for the fourth quarter of 2020 includes a loss on debt extinguishment of $4.2 million recorded as a result of the Company’s debt refinancing. Net loss per share was based on 25,682,098 and 20,830,169 weighted average shares outstanding for the fourth quarter of 2020 and 2019, respectively.

Adjusted EBITDA was negative $9.1 million for the fourth quarter of 2020 as compared to negative $10.8 million for the fourth quarter of 2019. The $1.7 million improvement in Adjusted EBITDA in the fourth quarter of 2020 was primarily due to higher revenue and gross profit, partially offset by increased operating expenses resulting from higher levels of sales and marketing expenses, primarily sales commissions and increased headcount. Reconciliations of all historical non-GAAP financial measures used in this release to the most comparable GAAP measures can be found in the attached financial tables.

Results for the Twelve Months Ended December 31, 2020

The following table reflects the Company’s net revenue for the twelve months ended December 31, 2020 and 2019:

Exhibit 99.1

	Year Ended December 31,
	2020		2019		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$65,964	52.5%	$11,045	22.9%	$54,919	497.2%
Disposable	56,711	45.1%	35,055	72.9%	21,656	61.8%
Service and Other	3,058	2.4%	2,004	4.2%	1,054	52.6%
Total net revenue	$125,733	100.0%	$48,104	100.0%	$77,629	161.4%

Net revenue for 2020 was $125.7 million, representing a 161.4% increase over 2019. Total capital equipment revenue, including product and lease revenue, increased 497.2% year over year. This increase was due to increased sales of our Precision Flow units as a result of demand related to the COVID-19 pandemic and increased average selling prices in the United States. Total disposable revenue increased 61.8% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units and increased utilization to treat the respiratory distress experienced by many COVID-19 patients and higher average selling prices in the United States.

Revenue information by geography is summarized as follows:

	Year Ended December 31,
	2020		2019		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$99,161	78.9%	$36,583	76.0%	$62,578	171.1%
International	26,572	21.1%	11,521	24.0%	15,051	130.6%
Total net revenue	$125,733	100.0%	$48,104	100.0%	$77,629	161.4%

Worldwide revenue growth in 2020 was driven by an increase in the number of Precision Flow units sold year over year and to a lesser extent an increase in single-use disposable sales due to higher installed bases of Precision Flow units.

Gross profit for the twelve months of 2020 was $63.0 million, an increase of $41.7 million over 2019. Gross margin was 50.1% in comparison to 44.3% in 2019. Gross margin was positively impacted by improved overhead absorption due to higher production volumes and a higher mix of U.S. revenue partially offset by higher labor costs, increased supplier freight and expediting fees to meet the rapid increase in production capacity.

Operating expenses were $106.1 million for the year ended December 31, 2020, an increase of $36.6 million as compared to $69.5 million in 2019. The increase in operating expenses was primarily due to higher sales and marketing expenses as a result of an increase in sales commissions and increased sales and marketing headcount and, to a lesser extent, general and administrative expenses as well as research and development costs.

Net loss for the year ended December 31, 2020 was $51.5 million or $2.16 per share compared to a net loss of $51.1 million or $2.74 per share in 2019. Net loss for 2020 includes a loss on debt extinguishment of $4.2 million recorded as a result of the Company’s debt refinancing in the fourth quarter of 2020. Net loss per share was based on 23,818,447 and 18,604,707 weighted average shares outstanding for the year ended December 31, 2020 and 2019, respectively.

Adjusted EBITDA was negative $31.8 million for the year ended December 31, 2020 as compared to negative $41.3 million for 2019. The improvement in Adjusted EBITDA in 2020 was primarily due to higher revenue and gross profit, partially offset by increased operating expenses resulting from higher levels of sales and marketing expenses, primarily sales commissions and increased headcount, and to a lesser extent general and administrative expenses and research and development costs.

Cash Position

Cash and cash equivalents were $113.7 million as of December 31, 2020 compared to $139.0 million as of September 30, 2020 and $71.7 million as of December 31, 2019.

Fiscal 2021 Outlook

COVID-19 has driven dramatic increases in our installed base and awareness of the benefits our technology, which will enable us to produce long-term growth post pandemic.  Due to the significant and rapid changes in COVID-19 related hospitalizations, forecasting the demand for both our capital and disposables in the near term remains challenging.  From an overall business

Exhibit 99.1

standpoint, we are addressing this variability by positioning ourselves to respond quickly to changes in demand.  This was a significant focus during 2020, and we believe we are positioned well to respond quickly to COVID-19 driven increases or decreases in demand.  From a financial outlook standpoint, we are providing a range of outcomes based on a set of assumptions derived from the best information available to us at this time.

To start 2021, we saw near peak COVID-19 related hospitalizations across the U.S. and Europe resulting in demand for our capital and disposables at levels we experienced in late 2020.  Beginning in mid-January of 2021, we saw a decrease in U.S. hospitalizations from the peak experienced in early January and reduced COVID-19 related demand for our products.  In addition, we have not seen meaningful flu related cases or hospitalizations in the U.S. quarter to date which is a trend we expect to continue throughout 2021.  Typically, U.S. disposable utilization rates are the highest in the first quarter each year due to the impact of the flu.

Beginning in the second quarter of 2021, we expect that there will be very limited budget dollars available for capital equipment and, as a result, we expect capital sales to decrease significantly year over year given the COVID-19 driven demand we experienced in 2020. In addition, our current expectations are that vaccination efforts will be successful and will result in a declining number of COVID-19 cases and hospitalizations over the last three quarters of the year thereby reducing COVID-19 related demand for our disposables as well.  Despite this, we expect that disposables will show year over year growth in the U.S due to an increased installed base and greater awareness of our ability to treat the symptoms of respiratory distress in all patients, including those in Type II respiratory distress.  Lastly, given the significant expected year over year decrease in sales and production volumes, especially related to capital equipment, we expect gross margins to decrease in 2021 before improving again in 2022 to levels above 2020.

For fiscal 2021, we expect revenue in the range of $82 million to $88 million, which represents a two-year compound annual growth rate of 33% at the mid-point of this range.

For the first quarter of 2021, we expect revenue in the range of $30 million to $33 million.

For fiscal 2021, we expect gross margin to be in the range of 46% and 48%.

For fiscal 2021, we expect operating expenses to be in the range of $97 million to $99 million.

We are still in a highly dynamic environment given the impact of COVID-19 and should our expectations regarding COVID-19 or other aspects of our operating results not play out as anticipated, it could result in materially different financial results than what we are currently expecting.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on February 24th to discuss the results of the quarter and the year with a question and answer session. To listen to the conference call on your telephone, please dial (833) 714-0922 for U.S. callers, or +1 (778) 560-2684 for international callers, approximately ten minutes prior to the start time and reference conference code 5693622. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events . The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through March 3, 2021 by dialing (800) 585-8367 in the U.S. or (416) 621-4642 outside of the U.S. The replay access code is 5693622.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net, taxes and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, stock-based compensation expense, loss on debt

Exhibit 99.1

extinguishment and gain on legal settlement. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered as alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.6 million patients have been treated with Vapotherm high velocity therapy. High velocity therapy is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about our ability to grow our installed base, our ability to educate new customers on the use of Vapotherm’s High Velocity Therapy, especially on hypercapnic patients, increasing our production and our installed base, expanding the limited release of our Oxygen Assist Module, improving our gross margins and expected revenue for the first quarter of 2021 and expected revenue, gross margin and operating expenses for fiscal year 2021. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain, or enforce patent or other intellectual property protection for its products, the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2020, as filed with the Securities and Exchange Commission on February 24, 2021, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof,

Exhibit 99.1

and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

Exhibit 99.1

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$113,683	$71,655
Accounts receivable, net	23,488	8,243
Inventories	19,873	9,137
Prepaid expenses and other current assets	5,041	4,066
Total current assets	162,085	93,101
Property and equipment, net	20,573	15,086
Operating lease right-of-use assets	8,260	-
Restricted cash	1,853	1,852
Goodwill	16,226	588
Intangible assets, net	5,694	353
Deferred income tax assets	-	66
Other long-term assets	967	844
Total assets	$215,658	$111,890
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,967	$3,375
Contract liabilities	459	137
Accrued expenses and other liabilities	36,551	9,187
Short-term line of credit	-	3,491
Total current liabilities	41,977	16,190
Long-term loans payable, net	39,653	41,787
Revolving loan facility	4,888	-
Deferred income tax liabilities	6	-
Other long-term liabilities	15,229	174
Total liabilities	101,753	58,151
Commitments and contingencies
Stockholders' equity
Preferred stock ($.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and 2019	-	-
Common stock ($.001 par value) 175,000,000 shares authorized as of December 31, 2020 and 2019; 25,722,984 and 20,851,531 shares issued and outstanding as of December 31, 2020 and 2019, respectively	26	21
Additional paid-in capital	430,781	319,115
Accumulated other comprehensive income	41	44
Accumulated deficit	(316,943)	(265,441)
Total stockholders' equity	113,905	53,739
Total liabilities and stockholders’ equity	$215,658	$111,890

Exhibit 99.1

Vapotherm, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,
	2020	2019
Net revenue	$40,907	$13,010
Cost of goods sold	20,196	7,147
Gross profit	20,711	5,863
Operating expenses
Research and development	4,954	3,656
Sales and marketing	20,958	9,903
General and administrative	7,114	5,021
Total operating expenses	33,026	18,580
Loss from operations	(12,315)	(12,717)
Other (expense) income
Foreign currency gain	77	81
Interest income	30	202
Gain on litigation settlement	-	1,151
Interest expense	(813)	(1,313)
Loss on extinguishment of debt	(4,163)	-
Net loss before income taxes	$(17,184)	$(12,596)
Benefit for income taxes	-	(146)
Net loss	$(17,184)	$(12,450)
Other comprehensive income
Foreign currency translation adjustments	38	114
Total other comprehensive income	$38	114
Total comprehensive loss	$(17,146)	$(12,336)

Net loss per share - basic and diluted	$(0.67)	$(0.60)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	25,682,098	20,830,169

Exhibit 99.1

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Net revenue	$125,733	$48,104
Cost of revenue	62,687	26,793
Gross profit	63,046	21,311
Operating expenses
Research and development	16,956	13,376
Sales and marketing	65,065	37,689
General and administrative	24,039	18,410
Total operating expenses	106,060	69,475
Loss from operations	(43,014)	(48,164)
Other (expense) income
Foreign currency gain	114	44
Interest income	257	860
Gain on litigation settlement	15	1,151
Interest expense	(4,711)	(5,096)
Loss on extinguishment of debt	(4,163)	-
Net loss before income taxes	(51,502)	(51,205)
Benefit for income taxes	-	(146)
Net loss	(51,502)	(51,059)
Other comprehensive income (loss)
Foreign currency translation adjustments	(3)	44
Total other comprehensive income (loss)	(3)	44
Total comprehensive loss	$(51,505)	$(51,015)

Net loss per share - basic and diluted	$(2.16)	$(2.74)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	23,818,447	18,604,707

Exhibit 99.1

Vapotherm, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(51,502)	$(51,059)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	6,430	3,836
Depreciation and amortization	4,769	3,078
Loss on extinguishment of debt	4,163	-
Non-cash lease expense	1,140	-
Loss on disposal of property and equipment	250	101
Amortization of discount on debt	222	234
Provision for bad debts	72	104
Deferred income taxes	70	(147)
Provision for inventory valuation	(534)	(543)
Gain on litigation settlement	-	(1,151)
Changes in operating assets and liabilities:
Accounts receivable	(14,810)	(833)
Inventories	(10,157)	5,606
Prepaid expenses and other assets	(483)	(1,218)
Accounts payable	1,461	720
Contract liabilities	322	58
Accrued expenses and other liabilities	20,273	1,552
Operating lease liabilities, current and long-term	(1,154)	-
Net cash used in operating activities	(39,468)	(39,662)
Cash flows from investing activities
Purchases of property and equipment	(9,797)	(4,747)
Acquisition of business, net of cash acquired	(8,372)	(1,560)
Net cash used in investing activities	(18,169)	(6,307)
Cash flows from financing activities
Proceeds from issuance of common stock in connection with public offering, net	94,155	48,669
Proceeds from issuance of common stock in connection with at-the-market offering, net	9,927	-
Proceeds from issuance of common stock under Employee Stock Purchase Plan	824	-
Proceeds from exercise of stock options and purchase of restricted stock awards	593	386
Common stock offering costs	(471)	(393)
Proceeds from loans	40,000	10,500
Repayment of loans	(42,500)	-
Payments of debt extinguishment costs	(3,765)	-
Debt issuance costs	(475)	(29)
Proceeds from short-term line of credit and revolving loan facility	5,883	7,500
Repayments on short-term line of credit	(4,495)	(7,184)
Net cash provided by financing activities	99,676	59,449
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	5
Net increase in cash, cash equivalents, and restricted cash	42,029	13,485
Cash, cash equivalents and restricted cash
Beginning of year	73,507	60,022
End of year	$115,536	$73,507
Supplemental disclosures of cash flow information
Interest paid during the period	$4,439	$4,793
Property and equipment purchases in accrued expenses	$145	$135
Issuance of common stock upon vesting of restricted stock units and awards	$213	$402
Issuance of warrants in conjunction with debt draw down	$-	$293

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019, respectively.

	Three Months Ended December 31,
	Amount
	2020	2019
	(in thousands)
Net loss	$(17,184)	$(12,450)
Interest expense, net	783	1,111
Benefit for income taxes	-	(146)
Depreciation and amortization	1,398	859
EBITDA	$(15,003)	$(10,626)
Foreign currency	(77)	(81)
Loss on extinguishment of debt	4,163	-
Gain on litigation settlement	-	(1,151)
Stock-based compensation	1,850	1,081
Adjusted EBITDA	$(9,067)	$(10,777)

	Year Ended December 31,
	Amount
	2020	2019
	(in thousands)
Net loss	$(51,502)	$(51,059)
Interest expense, net	4,454	4,236
Benefit for income taxes	-	(146)
Depreciation and amortization	4,769	3,078
EBITDA	$(42,279)	$(43,891)
Foreign currency	(114)	(44)
Loss on extinguishment of debt	4,163	-
Gain on litigation settlement	(15)	(1,151)
Stock based compensation	6,430	3,836
Adjusted EBITDA	$(31,815)	$(41,250)

Supplemental Operating Metrics

	December 31,
	2020	2019	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	19,884	11,882	8,002	67.3%
International	8,766	4,698	4,068	86.6%
Total	28,650	16,580	12,070	72.8%

Exhibit 99.1

	Three Months Ended December 31,
	2020	2019	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	2,406	353	2,053	581.6%
International	1,114	251	863	343.8%
Total	3,520	604	2,916	482.8%

Disposable Patient Circuits Sold
United States	136,106	73,276	62,830	85.7%
International	40,386	22,975	17,411	75.8%
Total	176,492	96,251	80,241	83.4%

	Twelve Months Ended December 31,
	2020	2019	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	7,706	1,311	6,395	487.8%
International	3,475	843	2,632	312.2%
Total	11,181	2,154	9,027	419.1%

Disposable Patient Circuits Sold
United States	414,068	263,092	150,976	57.4%
International	157,173	88,944	68,229	76.7%
Total	571,241	352,036	219,205	62.3%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011